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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                                   -----------------------------
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                                 SCHEDULE 13G/A


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 3)*


                                    eBay Inc.
             -------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
             -------------------------------------------------------
                         (Title of Class of Securities)


                                   278642 10 3
             -------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
             -------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

               [ ]    Rule 13d-1(b)

               [ ]    Rule 13d-1(c)

               [X]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



                                   Page 1 of 7
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----------------------                                    ----------------------
CUSIP NO. 278642 10 3                  13G                  PAGE 2 OF 7 PAGES
----------------------                                    ----------------------


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

        Pierre M. Omidyar
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a)
        (b)
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION
        USA
--------------------------------------------------------------------------------
                          5   SOLE VOTING POWER
                              68,119,542(1)
        NUMBER OF         ------------------------------------------------------
         SHARES           6   SHARED VOTING POWER
      BENEFICIALLY            250,000(2)
        OWNED BY          ------------------------------------------------------
          EACH            7   SOLE DISPOSITIVE POWER
        REPORTING             68,119,542(1)
         PERSON           ------------------------------------------------------
          WITH:           8   SHARED DISPOSITIVE POWER
                              250,000(2)
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        68,119,542(1)
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        25.4%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*
        IN
--------------------------------------------------------------------------------

(1) Does not include 828,800 shares held of record by Pamela K. Omidyar, Mr. Omidyar's spouse, as to which he has neither voting nor dispositive power. (2) 250,000 shares held of record by The Omidyar Foundation.

                      *SEE INSTRUCTION BEFORE FILLING OUT!



                                   Page 2 of 7
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----------------------                                     ---------------------
 CUSIP NO. 278642 10 3                 13G                  PAGE 3 OF 7 PAGES
----------------------                                     ---------------------


--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           Omidyar Foundation
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b)
--------------------------------------------------------------------------------
 3         SEC USE ONLY
--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           California
--------------------------------------------------------------------------------
                         5   SOLE VOTING POWER
                             250,000
        NUMBER OF        -------------------------------------------------------
         SHARES          6   SHARED VOTING POWER
      BENEFICIALLY           -0-
        OWNED BY         -------------------------------------------------------
          EACH           7   SOLE DISPOSITIVE POWER
        REPORTING            250,000
         PERSON          -------------------------------------------------------
          WITH:          8   SHARED DISPOSITIVE POWER
                             -0-
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        250,000
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.09%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        OO
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!



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ITEM 1.
           (a)    Name of Issuer:   eBay Inc.
           (b)    Address of Issuer's Principal Executive Offices:
                             2145 Hamilton Avenue
                             San Jose, CA  95125

ITEM 2.
           (a)    Name of Person Filing:
                  Pierre M. Omidyar
                  Omidyar Foundation
           (b)    Address of Principal Business Office or, if none, Residence
                             2145 Hamilton Avenue
                             San Jose, CA  95125

           (c)    Citizenship:
                  Pierre M. Omidyar                USA
                  Omidyar Foundation               California

           (d)    Title of Class of Securities:    Common Stock
           (e)    CUSIP Number:     278642 10 3

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b), OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

           Not applicable

ITEM 4.    OWNERSHIP
        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

           (a)    Amount Beneficially Owned:
                  Pierre M. Omidyar            68,119,542(1)
                  Omidyar Foundation           250,000

           (b)    Percent of Class:
                  Pierre M. Omidyar            25.4%
                  Omidyar Foundation           0.09%

           (c)    Number of shares as to which such person has:
                 (i)  Sole power to vote or to direct the vote:
                         Pierre M. Omidyar     68,119,542(1)
                         Omidyar Foundation    -0-



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                  (ii)  Shared power to vote or to direct the vote:
                      Pierre M. Omidyar     250,000
                      Omidyar Foundation    -0-

                  (iii) Sole power to dispose or to direct the disposition of:
                      Pierre M. Omidyar     68,119,542(1)
                      Omidyar Foundation    -0-

                  (iv)  Shared power to dispose or to direct the disposition of:
                      Pierre M. Omidyar     250,000
                      Omidyar Foundation    -0-

(1) Does not include 828,800 shares held by Pamela Omidyar, Mr. Omidyar's spouse, as to which he has neither voting nor dispositive power.


ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON


        Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

        Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

        Not applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF A GROUP

        Not applicable.

ITEM 10.   CERTIFICATION

        Not applicable.



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                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       April 17, 2001
                             ---------------------------------------------------
                                            Date

                                       /s/ Pierre M. Omidyar
                             ---------------------------------------------------
                                            Signature

                                       Michael G. Mohr, Attorney-in-Fact for
                             ---------------------------------------------------


                                       Pierre M. Omidyar
                             ---------------------------------------------------


                             OMIDYAR FOUNDATION


                                       /s/ Pierre O. Omidyar
                             ---------------------------------------------------
                                             Signature

                                       Michael G. Mohr, Attorney-in-Fact for
                             ---------------------------------------------------


                                       Pierre M. Omidyar, Trustee
                             ---------------------------------------------------



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                                    EXHIBIT A


                                POWER OF ATTORNEY

                                February 6, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
Attn: Filing Desk

To Whom It May Concern:

By means of this power of attorney the undersigned hereby constitute and appoint Michael G. Mohr as the undersigned's true and lawful attorney-in-fact to execute for and on behalf of the undersigned, in the undersigned's capacity as an officer and/or director of eBay Inc. (the "Company") or in the undersigned's capacity as a Trustee of a Trust, to sign all statements to be filed pursuant to
Section 240.13d-1(b), (c) and (d) and amendments thereto filed pursuant to
Section 240.13d-2 of the Securities Exchange Act of 1934, as amended, relating to information involving the stock or derivative securities of the Company. Either such individual is accordingly authorized to sign any Schedule 13G or amendment thereto which the undersigned is required to file with the same effect as if the undersigned signed them.

This authorization shall remain in effect until revoked in writing by the undersigned.


Yours truly,



/s/ Pierre M. Omidyar
-----------------------------
Pierre M. Omidyar



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